Exhibit 1

                            FORM OF OPTION AGREEMENT


                  OPTION AGREEMENT, dated as of ________________, 1996, between
                       ("Grantor"), and Sterling Foster Holding Corp. a Delaware corporation ("Grantee").

                  WHEREAS, Grantor is the sole record and beneficial owner of _________ shares of common stock, par value $0.01 per share (the "Common Stock") of Aztar Corporation, a Delaware corporation (the "Company") set forth opposite the signature of Grantor at the end of this Option Agreement (the "Option Shares"); and

                  WHEREAS, Grantee desires to acquire an option to purchase the Option Shares and Grantor desires to grant to Grantee an option to purchase the Option Shares, in each case, on the terms and conditions contained herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Grantor and Grantee hereby agree as follows:

         1.       Grant of Option.

                  Grantor hereby grants to Grantee an irrevocable option (the "Option") to purchase the Option Shares at a price per share equal to $16.00 (the "Price Per Share"). The product of the number of the Option Shares and the Price Per Share is the "Purchase Price." In the event of any increase or decrease or other change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or other change in the Common Stock affecting all stockholders of the Company on a pro rata basis (a "Pro Rata Transaction"), the number of Option Shares subject to this Option Agreement and the Price Per Share shall be adjusted appropriately.

         2.       Commencement Date.

                  The period during which Grantee may exercise the Option shall commence (the "Commencement Date") (i) immediately, with respect to only such number of Option Shares as may be purchased without regard to any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and without prior approval by any Gaming Authority (as defined below), and (ii) with respect to the remainder of the Option Shares, if any, on the date that (a) any applicable waiting period under the HSR Act shall have expired and (b) all required approvals from Gaming Authorities shall have been obtained.

         3 .      Expiration Time.

                  This Option Agreement and the Option shall expire automatically upon the earlier of (i) 5:00 P.M. (New York City time) on the 90th day after the date hereof, or (ii) if applicable, a finding by any Gaming
Authority (as defined in Article TWELFTH of the Company's Certificate of Incorporation) that Grantor is disqualified or unsuitable with respect to any "Gaming License" (as defined in Article TWELFTH of the Company's Certificate of Incorporation) (such earlier time is


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referred to herein as the "Expiration Time"); provided,  however, that paragraph
9 hereof shall survive termination of this Option Agreement.

         4.       Exercise of Option.

                  The Option may be exercised by Grantee, at any time on or after the Commencement Date and prior to the Expiration Time, by 24 hours written notice given to Grantor (the "Notice of Closing"), specifying the date and time when the closing (the "Closing") of the sale of the Option Shares shall take place. The Option may be exercised only with respect to all of the Option Shares, except that it may be exercised with respect to such number of Option Shares as may be purchased without (x) regard to any applicable waiting period under the HSR Act during such waiting period and (y) prior approval by any Gaming Authority, in which event the Option shall be exercised with respect to all of the remaining Option Shares as promptly as practicable after the expiration of such waiting period to the extent permitted by law and the receipt of all required approvals from Gaming Authorities. The Closing or Closings shall be held at Grantee's offices at 125 Baylis Road, Melville, New York, or at any other place mutually acceptable to Grantor and Grantee.

         5.       Closing.

                  At any Closing, (x) Grantee shall deliver to Grantor a certified or bank cashier's check payable to the order of Grantor and in the amount of the Purchase Price (or portion thereof in the event the Option is exercised with respect to less than all of the Option Shares) and (y) the Grantor shall deliver to Grantee the certificates, free of any legend or restrictive language that would preclude the sale of any of the Option Shares pursuant to this Option, representing the Option Shares, duly endorsed in blank or accompanied by separate instruments of assignment duly executed in blank, with signatures guaranteed by a commercial bank, trust company or registered broker-dealer, and with all necessary stock transfer tax stamps attached (the "Certificates").

         6.       Representations and Warranties.

                  Grantor hereby represents and warrants to Grantee that:

                  (a) Grantor is legally competent and has the power and authority to execute, deliver and perform this Option Agreement and to consummate the transactions contemplated hereby. This Option Agreement has been duly executed and delivered by Grantor, constitutes a valid and binding obligation of Grantor, enforceable against Grantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors rights generally, and does not conflict with any agreement or instrument to which Grantor is a party or by which Grantor or Grantor's assets are bound, or any Law, regulation, judgment, order or decree to which Grantor is subject.

                  (b) Grantor is, and until the Closing or Closings will be, the sole record and beneficial owner of the Option Shares, with sole power to vote and to dispose of the Option Shares. The Option Shares are. and until the Closing or Closings will be, owned by Grantor free and clear of all security interests. Liens, claims, encumbrances, restrictions on transfer, proxies and voting and other agreements, other than pursuant to this Option Agreement.

                  (c) At each Closing, Grantee will acquire from Grantor full valid and marketable title to the Option Shares (by delivery of the Certificates by Grantor to Grantee), free and clear of all security interests, liens, claims, encumbrances, restrictions on transfer, proxies and voting and other agreements.

                  (d) Grantor has not taken any of the actions set forth in paragraph 7(a)(ii) hereof at any time following commencement of discussions between Grantor and Grantee and/or their respective representatives regarding Grantor's entry into this Option Agreement.

                  (e) Grantor acknowledges that Grantee is not acting as a broker, dealer or agent for Grantor in connection with the transactions contemplated by this Option Agreement and Grantee is not responsible to Grantor for providing the protections afforded under any federal or state securities laws or advice of any kind, including legal, tax and investment, in relation to the transactions contemplated by this Option Agreement.

                  (f) At each Closing, all representations and warranties of Grantor will be accurate as of such time as though such representations and warranties were then made by Grantor.

         7.       Covenants

                  Grantor hereby covenants and agrees that:

                  (a) Neither Grantor nor any of its "affiliates" or "associates" (as such terms are defined under the Securities Exchange Act of 1934, as amended) shall, without the prior written consent of Grantee, directly or indirectly:

                           (i) sell, assign,  pledge,  grant any option or proxy
                  with respect to, or otherwise transfer or dispose of or encumber any of, or enter into any voting or other agreements with respect to, the Option Shares, or deposit the Option Shares in a voting trust, or take or permit any action which would or might result in any of the foregoing or otherwise prevent or disable Grantor from performing its obligations hereunder; PROVIDED, HOWEVER, THAT GRANTOR AND ITS AFFILIATES AND ASSOCIATES MAY AT ANY TIME AND FROM TIME TO TIME SELL ANY OR ALL OF THE OPTION SHARES IN AN OPEN MARKET TRANSACTION; or

                           (ii) acquire or seek to acquire, by purchase or otherwise, any shares of Common Stock or any right or option to acquire, or securities convertible into or exchangeable for, any shares of Common Stock (except upon a Pro Rata Transaction) until Grantee notifies Grantor in writing that this paragraph 7(a)(ii) no longer applies.

                  (b) Within one business day following the sale of Option Shares in an OPEN MARKET transaction in accordance with Section 7(a)(i), Grantor shall provide written notice of such sale (including the number of Option Shares sold and the selling price) to Grantee. For purposes of this Option Agreement, a "business day" is any day on which the New York Stock Exchange is open for business.

         8.       Rights in Option Shares.

                  On and after any Closing, Grantee shall be entitled to all the rights of beneficial ownership of the Option Shares purchased at such Closing, including, without limitation, the right to exercise any and all voting rights pertaining to such Option Shares at any meeting of stockholders of the Company held at or after such Closing and to receive any and all dividends and other distributions with respect to such Option Shares, the record date for which is at or after such Closing. In furtherance of the foregoing, Grantor agrees to deliver to Grantee, promptly upon receipt by Grantor, any dividend or other distribution with respect to Common Stock, received by Grantor on or after any Closing with respect to the Option Shares purchased at such Closing, the record date for which is at or after such Closing.

         9. Confidentiality. Without the prior written consent of Grantee, Grantor shall not (i) disclose to any person or entity any information in any way related directly or indirectly to this Option Agreement, the terms hereof, or any other information relating to Grantee's plans or intentions, including, without limitation, the fact that Grantor has been approached by Grantee or its representatives and any negotiation or discussion with respect thereto, or (ii) utilize in any manner any of such information.

         10.      Miscellaneous.

                  (a) Binding Effect. This Option Agreement may not be assigned by either party, except that Grantee may assign this Option Agreement to one of its affiliates. This Option Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, personal representatives, successors and permitted assigns.

                  (b) Expenses. Each party will pay its own expenses in connection with this Option Agreement and the transactions contemplated hereby. Grantor shall pay all stock transfer and other taxes in connection with the sale of the Option Shares to Grantee.

                  (c) Specific Performance. Grantor acknowledges that the Option Shares are unique and that Grantee will not have an adequate remedy at law if Grantor fails to perform any of its obligations hereunder, and Grantor agrees that Grantee will have the right, in addition to other rights and remedies that may be available to Grantee, to specific performance or equitable relief by way of injunction if Grantor shall fail to perform any of its obligations hereunder.

                  (d) Amendments. This Option Agreement may not be modified, amended, altered or supplemented in any way except upon the execution and delivery of a written agreement by the parties hereto.

                  (e) Further Assurances. Grantor will, upon the reasonable request by Grantee, execute and deliver any additional documents or instruments necessary or desirable to complete the sale, conveyance, transfer and assignment of the Option Shares, and the consummation of the other transactions contemplated by this Option Agreement.

                  (f) Survival. The warranties, representations, covenants and agreements made pursuant to this Option Agreement will survive the Closing and continue irrespective of any investigation made by or on behalf of either party.

                  (g) Notices. All notices, requests, consents and other communications hereunder shall be given in writing and shall be deemed to have been duly given if personally delivered or sent by certified or registered mail, return receipt requested, with postage prepaid, to the addresses for the parties set forth below, or at such other addresses as the parties may designate by written notice in the manner aforesaid. All such notices, requests, consents and other communications shall be deemed to have been received if personally delivered at the time and on the date of delivery thereof or, if mailed, on the third day following the date of mailing.

                  (h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law provisions.

                  (i) Entire  Agreement.  This Option Agreement  constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be original, but all of which shall constitute one and the same instrument.

                  (k) No Assurances. GRANTOR UNDERSTANDS THAT THERE IS NO ASSURANCE THAT GRANTEE WILL EXERCISE THE OPTION AND THAT GRANTOR
MAY SELL THE OPTION SHARES AT ANY TIME IN THE OPEN MARKET AS PROVIDED
IN SECTION 7 HEREOF.

                  IN WITNESS WHEREOF, the undersigned have caused this Option Agreement to be duly executed on the day and year first above written.

                              GRANTOR:
Number of
Option Shares:


                                         Name:
                                         Title:

                              GRANTEE:   Sterling Foster Holding Corp.
                                         125 Baylis Road
                                         Melville, NY  11747


                                         Name:
                                         Title: